FORD INTEREST ADVANTAGE **Minimum initial investment of $1,000 is required. Notes opened by new investors to Ford Interest Advantage from 5/1/15 to 10/31/15 qualify. All investment types are eligible (Individual, Joint, Custodian, Corporate, Trust). Only Notes opened by new investors to Ford Interest Advantage who do not currently have an Ford Interest Advantage Note are eligible. Limit of one Note opening incentive of $75 per Social Security number or U.S. Taxpayer ID #; in cases where there are joint owners, only one $75 incentive per Note will be credited. $75 Note opening incentive will be credited to the new Note within 4–6 weeks of Note opening. Ford Interest Advantage reserves the right to cancel or modify the program at any time. Important Investor Information The Notes issued under the Ford Interest Advantage Program are unsecured debt obligations of Ford Motor Credit Company LLC. They are not guaranteed by Ford Motor Company, they are not insured by the Federal Deposit Insurance Corporation and they do not constitute a bank account. Ford Interest Advantage is not a money market mutual fund. As an investment in the debt of one company (Ford Credit), the Notes do not meet the diversiﬁcation or investment quality standards for money market funds set forth in the Investment Company Act of 1940. The Notes available through Ford Interest Advantage are issued by Ford Motor Credit Company and are offered only in the United States. This does not constitute an offer to sell or a solicitation to invest in the Notes in any jurisdiction in which such offer or solicitation is not authorized, or to any person to whom it is unlawful to make such offer or solicitation in any such jurisdiction. U.S. citizens and resident aliens with U.S. Taxpayer ID (e.g., Social Security number) may apply. Ford Credit has ﬁled a registration statement (including a prospectus) with the Securities and Exchange Commission relating to the offering of Ford Interest Advantage Notes. Before you invest, you should read the prospectus in the Registration Statement and the other documents Ford Credit has ﬁled with the SEC for more complete information about Ford Credit and the Ford Interest Advantage Note Program. The documents can be obtained free of charge through EDGAR on the SEC website at www.sec.gov. Alternatively, Ford Credit will send you a prospectus upon request by calling 1-800-462-2614. MORE REASONS TO INVEST Ford Interest Advantage is an investment in Ford Credit that offers up to 1.05% interest and convenient online access to your money. Over 50,000 investors now enjoy 24/7 online and mobile access to their funds with Ford Interest Advantage. What’s more, all new investors can take avantage of a $75 incentive offer, now until Oct. 31, 2015! (Certain resrictions apply.**) To get started, visit fordcredit.com/FIA or call 1-800-462-2614. * Investments over $50,000. Rate as of 4/27/15; see fordcredit.com/FIA for current rates for all investment amounts (minimum $1,000). FORD INTEREST ADVANTAGE $75 New Investor Offer Free Writing Prospectus Filed Pursuant to Rule 433 Registration 333-194069